Exhibit 99.1
FOR IMMEDIATE RELEASE

July 28, 2022

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Second Quarter 2022 Operating Results

DALLAS, TEXAS, July 28, 2022 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $65.6 million for the quarter ended June 30, 2022. In comparison, for the quarters ended March 31, 2022 and June 30, 2021, the Bank reported net income of $41.1 million and $28.0 million, respectively. For the six months ended June 30, 2022, the Bank reported net income of $106.7 million, as compared to $75.9 million for the six months ended June 30, 2021.

Total assets at June 30, 2022 were $77.7 billion, compared with $62.6 billion at March 31, 2022 and $63.5 billion at December 31, 2021. The $15.1 billion increase in total assets for the second quarter was primarily attributable to increases in the Bank's advances ($9.6 billion), short-term liquidity holdings ($5.2 billion) and mortgage loans held for portfolio ($0.3 billion). The $14.2 billion increase in total assets for the six months ended June 30, 2022 was attributable primarily to increases in the Bank's advances ($11.8 billion), short-term liquidity holdings ($3.7 billion) and mortgage loans held for portfolio ($0.5 billion), partially offset by a decrease in the Bank's long-term investments ($1.9 billion).

Advances totaled $36.4 billion at June 30, 2022, compared with $26.8 billion at March 31, 2022 and $24.6 billion at December 31, 2021. The Bank's mortgage loans held for portfolio totaled $4.0 billion at June 30, 2022, as compared to $3.7 billion at March 31, 2022 and $3.5 billion at December 31, 2021.

The carrying value of the Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency residential mortgage-backed securities (MBS), totaled $0.4 billion at June 30, 2022, compared to $0.6 billion at both March 31, 2022 and December 31, 2021. The carrying value of the Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency debentures and U.S. agency commercial MBS, totaled $13.6 billion at June 30, 2022, as compared to $13.5 billion at March 31, 2022 and $15.3 billion at December 31, 2021. At June 30, 2022, March 31, 2022 and December 31, 2021, the Bank also held a $0.1 billion long-term U.S. Treasury Note classified as trading.

The Bank's short-term liquidity holdings are typically comprised of overnight interest-bearing deposits, overnight federal funds sold, overnight reverse repurchase agreements, U.S. Treasury Bills, U.S. Treasury Notes and, from time to time, may also include cash held at the Federal Reserve. At June 30, 2022, March 31, 2022 and December 31, 2021, the Bank's short-term liquidity holdings totaled $22.9 billion, $17.7 billion and $19.2 billion, respectively.

The Bank's retained earnings increased to $1.657 billion at June 30, 2022 from $1.596 billion at March 31, 2022 and $1.558 billion at December 31, 2021. On June 28, 2022, a dividend of $4.4 million was paid to the Bank's shareholders.

Additional selected financial data as of and for the quarter ended June 30, 2022 (and, for comparative purposes, as of March 31, 2022 and December 31, 2021 and for the quarters ended March 31, 2022 and June 30, 2021 and the six months ended June 30, 2021) is set forth below. Further discussion and analysis regarding the Bank's results will be included in its Form 10-Q for the quarter ended June 30, 2022 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to approximately 800 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter Ended June 30, 2022
(Unaudited, in thousands)

	June 30, 2022	March 31, 2022	December 31, 2021
Selected Statement of Condition Data:

Assets
Investments (1)	$37,053,619	$31,255,476	$34,653,202
Advances	36,375,762	26,763,391	24,637,464
Mortgage loans held for portfolio, net	3,985,872	3,730,693	3,491,265
Cash and other assets	299,471	855,981	706,445
Total assets	$77,714,724	$62,605,541	$63,488,376

Liabilities
Consolidated obligations
Discount notes	$29,622,896	$15,062,428	$11,003,026
Bonds	40,944,088	41,475,972	44,514,220
Total consolidated obligations	70,566,984	56,538,400	55,517,246
Mandatorily redeemable capital stock	13,698	15,980	6,657
Other liabilities	2,501,920	1,988,946	4,030,782
Total liabilities	73,082,602	58,543,326	59,554,685
Capital
Capital stock — putable	2,798,381	2,291,216	2,192,504
Retained earnings	1,657,025	1,595,842	1,558,417
Total accumulated other comprehensive income	176,716	175,157	182,770
Total capital	4,632,122	4,062,215	3,933,691
Total liabilities and capital	$77,714,724	$62,605,541	$63,488,376

Total regulatory capital (2)	$4,469,104	$3,903,038	$3,757,578

	For the	For the	For the	For the	For the
	Quarter Ended	Quarter Ended	Quarter Ended	Six Months Ended	Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Selected Statement of Income Data:
Net interest income (3) (4)	$102,098	$90,185	$51,162	$192,283	$131,217
Other income (loss)	(5,712)	(20,831)	5,656	(26,543)	4,080
Other expense	23,547	23,667	25,680	47,214	50,967
AHP assessment	7,288	4,569	3,115	11,857	8,434
Net income	$65,551	$41,118	$28,023	$106,669	$75,896

(1)    Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.
(2)    As of June 30, 2022, March 31, 2022 and December 31, 2021, total regulatory capital represented 5.75 percent, 6.23 percent and 5.92 percent, respectively, of total assets as of those dates.
(3)    Net interest income is net of the provision (reversal) for mortgage loan losses.
(4)    The Bank records hedge ineffectiveness associated with fair value hedging relationships in net interest income in accordance with the provisions of ASU 2017-12, "Targeted Improvements to Accounting for Hedging Activities." During the quarters ended June 30, 2022, March 31, 2022 and June 30, 2021, fair value hedge ineffectiveness increased (reduced) net interest income by $1.409 million, $12.403 million and $(5.757) million, respectively. During the six months ended June 30, 2022 and 2021, fair value hedge ineffectiveness increased net interest income by $13.812 million and $13.707 million, respectively.
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